Exhibit 5.1

Our ref	RJT\630725\2079676v17
Direct tel	+852 2971 3081
Email	alice.ooi@maplesandcalder.com

BJB Career Education Company, Limited

Beida Jade Bird Building, 2/F

No. 207 Chengfu Road

Haidian District

Beijing, China 100871

14 October 2009

Dear Sirs

BJB Career Education Company, Limited

We have acted as Cayman Islands legal advisers to BJB Career Education Company, Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally confidentially submitted with the Securities and Exchange Commission under the U.S. Securities Act of 1933 filed on 27 September 2007, as amended to date.

The Registration Statement relates to the initial public offering by the Company of certain American Depositary Shares (“ADSs”) representing the Company’s shares of par value US$0.000125 each (the “IPO Shares”). In addition, the Registration Statement also relates to the offering by the selling shareholder identified in the Registration Statement of additional ADSs representing the Company’s shares of par value of US$0.000125 each issued by the Company and registered in the name of the selling shareholder (the “Selling Shareholder’s Share”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 8 February 2007, the Amended and Restated Memorandum and Articles of Association of Association of the Company as adopted by special resolution passed on 25 May 2009 (the “Pre-IPO M&A”);

1.2	the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by special resolution passed on 12 October 2009 and effective immediately upon completion of the Company’s initial public offering of shares represented by American Depositary Shares (the “IPO M&A”);

1.3	the written resolutions of the directors of the Company dated 13 October 2009 (the “Directors’ Resolutions”);

1.4	the written resolutions of the shareholders of the Company dated 25 May 2009 and 12 October 2009 (the “Shareholders’ Resolutions” and together with the Directors’ Resolutions are referred to as the “Resolutions”);

1.5	a certificate from a Director of the Company addressed to this firm dated 14 October 2009, a copy of which is attached hereto (the “Director’s Certificate”); and

1.6	the Registration Statement.

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2	the genuineness of all signatures and seals.

3	Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions. Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands;

3.2	the authorised share capital of the Company is US$50,000 divided into 400,000,000 ordinary shares of par value US$0.000125 each;

3.3	the Selling Shareholder’s Shares have been duly authorised and are issued, fully paid and non-assessable;

3.4	the issue and allotment of the IPO Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the IPO Shares will be legally issued and allotted, fully paid and non-assessable; and

3.5	the statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder
Encl

BJB Career Education Company, Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

14 October 2009

To:	Maples and Calder
53/F, The Center
99 Queen’s Road Central
Central, Hong Kong

Dear Sirs

BJB Career Education Company, Limited (the “Company”)

I, Ming Yang, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	the Pre-IPO M&A remain full force and effect and, except as amended by the Shareholders’ Resolutions adopting the IPO M&A, are otherwise unamended;

2	The Shareholders’ Resolutions were signed by all the shareholders in the manner prescribed in the Articles of Association of the Company;

3	The Directors’ Resolutions were signed by all the directors in the manner prescribed in the Articles of Association of the Company;

4	the authorised share capital of the Company is US$50,000 divided into 400,000,000 shares of a nominal or par value of US$0.000125 each and the Selling Shareholder’s Shares have been issued and are fully paid up and non-assessable;

5	the shareholders of the Company have not restricted or limited the powers of the directors in any way and the Company has received payment therefore there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations; and

6	the Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Ms. Alice Ooi) to the contrary.

Signature:	/s/ MING YANG
Director

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